UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: (Date of earliest event reported)

April 6, 2009

CHINA YCT INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

        Delaware                                                           65-2954561
(State of incorporation or organization)                  (IRS Employer Identification No.)

                                                                                                                                                   100 Wall Street, 15th Floor, New York, NY                           10005
(Address of principal executive offices)                       (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

oWritten communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
oSoliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Board of Directors

Effective on April 6, 2009, the members of the Board appointed Mr. Robert J. Fanella, Dr. Bai Junying and Mr. Zhang Wengao to serve on the Board of Directors. Mr. Robert J. Fanella was also elected to serve as the Chairman of the Company’s independent audit committee. With the addition of these three independent directors, the Board of China YCT International Group, Inc. will expand to five members. Information about Mr. Fanella, Dr. Bai and Mr. Zhang is as follows:

Robert J. Fanella, CPA, 58 years old, was appointed to the post of the company’s independent directors effective from April 6, 2009. During Mr. Fanella’s more than 35 year career specializing in corporate finance and accounting, he was responsible for audit and financial service oversight for both private and public traded companies world-wide, national and regional accounting and financial analysis and service. From 2008 to the present, Mr. Fanella has served as a senior consultant to an Illinois based LED Lighting Manufacturer, providing advice regarding  capital raising affairs, capitalization  at both the subsidiary and corporate level, and day-to-day financial operations. From 2006 to 2007, Mr. Fanella served  as a senior consultant at Chicago Industrial Plating Manufacturer, a more than 100 year old family owned company. In that position, Mr. Fanella was responsible for the resolving company’s short-term gap financing issues and working with external auditors to finalize the annual financial report. Prior to that, from 2001 to 2006, Mr. Fanella was co-owner and CFO of Tru-Way, Inc. During his tenure, Mr. Fanella  successfully conducted some acquisition deals and helped the company achieve annual revenue growth. From 1983 to 2001, Mr. Fanella was a co-founder and  CFO of Microenergy, Inc. At Microenergy, Inc., Mr. Fanella shared with the President total responsibility for all operations of the organization. As the CFO, Mr. Fanella was also  responsible for all accounting and SEC filings. Mr. Fanella earned his Bachelor Degree in Finance from North Illinois University in 1972, and he became a Certified Public Accountant in 1975. In 1979, Mr. Fanella received his MBA from the University of Chicago, specializing in Finance & Marketing.

Bai Junying, Ph.D. in Pharmacy, age 50, was appointed as an independent director of China YCT International Group on April 6, 2009. Over the last twenty years, Dr. Bai has held senior management roles in several companies, including as CEO of Shandong Dong-e E-jiao Group, CEO of Shandong Xinhua Pharmaceutical Co., Ltd., and head of the research and development department and subsequently vice executive manager of Lukang Pharmaceutical Group Co., Ltd.  Dr. Bai is currently the CEO of Shandong Dong E-jiao Group, a national well-know pharmaceutical and health care group. From 2000 to 2005, while Dr. Bai served at Shandong Xinhua Pharmaceutical Group Co., Ltd, where he was responsible for the daily operation of the company.  Dr. Bai successfully brought the company public and helped develop  the company into one of the leading pharmaceutical companies in China. As  Head of the R&D Department at Lukang Pharmaceutical Group from 1987 to 2000, Dr. Bai played a central role in the integration and development of an antibiotic injection agent, which made Lukang Pharmaceutical Group a national research center for antibiotics. In 1990, Dr. Bai obtained his Ph.D.  in Pharmacy from Beijing University Health Science Center.

Zhang Wengao, age 66, was appointed as an independent director of China YCT International Group on April 6, 2009. Mr. Zhang has over 30 years of experience in pharmaceutical, Chinese traditional medicine and diagnostic industries. Mr. Zhang is currently a full time professor of Shandong University of Traditional Chinese Medicine, specializing in clinical treatment via both Chinese and western methods. From 1985 to 1998 Professor Zhang was a dean of the research and development department of Shandong University of Traditional Chinese Medicine. Professor Zhang has received various awards within the clinical medicine field, including awards for  combining western clinical treatment with traditional Chinese medicine methods, and the 20th Geneva Invention Silver Award.  Professor Zhang has published more than 200 papers concerning  the advantages of Chinese traditional medicine in clinical treatment. Among his other engagements, Mr. Zhang is an associate commissioner of the International Chinese Medicine Association and director of the International Chinese Medicine Association Cardiovascular Committee. In 1968, Mr. Zhang received his bachelor degree majoring in Pharmacy from Shandong University of Traditional Chinese Medicine.

Compensation Arrangement

The Company has employment agreements with these three independent directors. Serving as both independent director and chairman of independent audit committee, Mr. Fanella will receive $15,000 and $40,000 in the form of restricted shares of the Company’s common stock annually within his tenure in the Company. Dr. Bai and Mr. Zhang will receive $10,000 cash plus $25,000 in the form of restricted shares of the Company’s common stock annually within their tenure in the Company.

Item 9.01 Financial Statements And Exhibits.
(d)	Exhibits.

Exhibit No.	Description
Exhibit 10.1	Employment Agreement, dated April 6, 2009, by and between the Company and Mr. Robert J. Fanella.

Exhibit 10.2	Employment Agreement, dated April 6, 2009, by and between the Company and Dr. Bai Junying.

Exhibit 10.3	Employment Agreement, dated April 6, 2009, by and between the Company and Mr. Zhang Wengao.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

              China YCT International Group, Inc.

Dated:  April 9, 2009                                                                          By: /s/ Yan Tinghe
                                                                                                                    Yan Tinghe, Chief Executive Officer